                                                                     EXHIBIT 5.1

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                                   April 7, 1999

Spieker Properties, Inc.,
   2180 Sand Hill Road,
      Menlo Park, California  94025.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 335,509 shares (the "Securities") of common stock, par value $.0001 per share, of Spieker Properties, Inc., a Maryland corporation (the "Company"), and 335,509 related stock purchase rights (the "Rights") to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of September 10, 1998 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent (the "Rights Agent"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's articles of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

          (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued and sold as contemplated by the Registration Statement, the Rights attributable to the Securities will be validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we have relied upon the opinion, dated April 7, 1999, of Piper & Marbury, and our opinion is subject to the same assumptions,

Spieker Properties, Inc.                                                     -2-



qualifications and limitations with respect to such matters as are contained in such opinion of Piper & Marbury.

     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,

                                             /s/ Sullivan & Cromwell